Exhibit 99.1
CALGON CARBON ANNOUNCES SECOND QUARTER RESULTS
PITTSBURGH, PA — August 3, 2010 — Calgon Carbon Corporation (NYSE: CCC) announced results for the second quarter ended June 30, 2010.
The company reported net income of $2.9 million for the second quarter of 2010, as compared to net income of $6.1 million for the second quarter of 2009. On a fully diluted basis, net income per common share for the second quarter of 2010 was $0.05, as compared to $0.11 for the second quarter of 2009.
Income from operations for the second quarter of 2010 was $4.3 million, versus $10.2 million for the comparable period in 2009.
Both income from operations and net income for the second quarter of 2010 included a $11.5-million charge resulting from a verdict against the company in a breach of contract lawsuit.
Net sales for the second quarter of 2010 were $123.6 million, a $20.5-million, or 19.9%, increase over the comparable period in 2009. For the second quarter of 2010, the net effect on sales from acquisitions completed in 2010 was $9.9 million. Currency translation had a $1.4-million negative impact on sales for the second quarter due to the stronger dollar.
For the second quarter of 2010, sales for the Activated Carbon and Service segment increased 23.5% as compared to the second quarter of 2009. The increase was due principally to higher demand for certain activated carbon and service products in the potable water and environmental air treatment markets. Higher demand in the environmental water treatment and specialty carbon markets also contributed to the increase.
Equipment sales for the second quarter of 2010 were comparable to the second quarter of 2009. For the second quarter of 2010, Consumer sales declined 13.3%

versus the second quarter of 2009. This was principally due to lower demand for activated carbon cloth.
Net sales less the cost of products sold as a percentage of net sales for the second quarter of 2010 was 34.8% versus 31.8% for the second quarter of 2009. The increase was due to a higher volume of carbon and service products sold during the second quarter of 2010.
Selling, administrative and research expenses for the second quarter of 2010 were $22.0 million versus $18.6 million for the comparable period in 2009, and included $3.6 million related to acquisitions completed in the first quarter of 2010. Excluding those expenses, selling administrative and research expenses for the second quarter of 2010 were comparable to the second quarter of 2009.
Calgon Carbon’s board of directors did not declare a quarterly dividend.
Net sales for the six months ended June 30, 2010 were $226.5 million, a $32.8-million, or 16.9%, increase over the comparable period in 2009. For the first half of 2010, the net effect on sales from acquisitions completed in 2010 was $8.1 million. Currency translation had $0.7-million positive impact on sales for the first half due to a weaker dollar.
The gain on acquisitions of $3.1 million for the six months ended June 30, 2010 relates to acquisitions that occurred during the first quarter and includes a retrospective adjustment of approximately $0.9 million.
Net income for the six months ended June 30, 2010 was $12.8 million versus $12.1 million for the comparable period of 2009. Fully diluted net income per common share for the first half of 2010 was $0.23. Fully diluted net income per common share for the first half of 2009 was $0.21.
Commenting on the quarter, John Stanik, Calgon Carbon’s chairman, president and chief executive officer, said, “Excluding the outcome of the litigation, the quarter was strong. I am especially pleased with the revenue growth, as it indicates that some of the markets Calgon Carbon serves are participating in the economic recovery. During the quarter, we also made excellent progress in integrating three acquisitions completed earlier this year. The process increases operating expenses in the short term, but when full integration is achieved, the acquisitions are expected to contribute to both top- and bottom-line growth. Most importantly, during the first half of the year we made significant progress in the execution of our strategic plan which is the key to meeting our long-term growth objectives for the company.
For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Sales	$123,574	$103,090	$226,501	$193,723

Cost of Products Sold	80,512	70,319	146,303	131,533

Depreciation and Amortization	5,261	3,972	10,338	7,748

Selling, Administrative & Research	22,044	18,626	41,695	35,333

Litigation Contingency	11,500	—	11,500	—

	119,317	92,917	209,836	174,614

Income from Operations	4,257	10,173	16,665	19,109

Interest — Net	2	(109)	110	(3)

Gain on Acquisitions	—	—	3,119	—

Other Expense — Net	(172)	(1,500)	(475)	(1,928)

Income From Operations Before Income Tax and Equity in Income from Equity Investments	4,087	8,564	19,419	17,178

Income Tax Provision	1,171	2,893	6,686	5,974

Income from Operations Before Equity in Income from Equity Investments	2,916	5,671	12,733	11,204

Equity in Income from Equity Investments	—	427	112	868

Net Income	$2,916	$6,098	$12,845	$12,072

Net Income per Common Share
Basic	$.05	$.11	$.23	$.22

Diluted	$.05	$.11	$.23	$.21

Weighted Average Shares Outstanding (Thousands)
Basic	55,830	54,331	55,770	54,225

Diluted	56,748	56,285	56,737	56,183

Calgon Carbon Corporation
Segment Data:

Segment Sales	2Q10	2Q09	YTD 2010	YTD 2009

Activated Carbon and Service	110,381	89,383	200,833	167,146
Equipment	11,129	11,327	21,289	22,226
Consumer	2,064	2,380	4,379	4,351

Total Sales (thousands)	$123,574	$103,090	$226,501	$193,723

Segment
Operating Income (loss)*	2Q10	2Q09	YTD 2010	YTD 2009

Activated Carbon and Service	9,275	13,200	26,962	25,082
Equipment	243	962	(72)	1,937
Consumer	—	(17)	113	(162)

Income from Operations (thousands)	$9,518	$14,145	$27,003	$26,857

*	Before depreciation and amortization. The Activated Carbon and Service segment includes a charge of $11.5 million related to the litigation contingency.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$45,035	$38,029
Restricted cash	1,333	5,556
Receivables	84,189	64,304
Inventories	96,750	84,587
Other current assets	33,263	29,369

Total current assets	260,570	221,845
Property, plant and equipment, net	163,404	155,100
Other assets	44,207	48,773

Total assets	$468,181	$425,718

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt	$16,156	$—
Current portion of long-term debt	2,711	—
Other current liabilities	79,843	62,021

Total current liabilities	98,710	62,021
Long-term debt	4,766	—
Other liabilities	49,657	56,611

Total liabilities	153,133	118,632
Redeemable Non-Controlling Interest	1,618	—
Total shareholders’ equity	313,430	307,086

Total liabilities and shareholders’ equity	$468,181	$425,718